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                                  EXHIBIT 99.2

                               IMPORTANT DOCUMENT

            PLEASE MARK YOUR CHOICES, SIGN, DATE AND RETURN PROMPTLY

PROXY                              BANK OF THE SOUTH

                         SPECIAL MEETING OF SHAREHOLDERS

                                   _____, 2006

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoint(s) David Major and Robert L. Callis, and each of them, as Proxies, each with full power to appoint his substitute, and hereby authorize(s) them, and each of them, to represent and to vote, as designated below, all of the shares of Common Stock of Bank of the South held of record by the undersigned at the close of business on May 1, 2006, at the Special Meeting of Shareholders to be held at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, on o, 2006, at __:00 o'clock __.m. local time, and any adjournment(s) or postponements thereof. The undersigned hereby revokes all proxies previously granted with respect to the shares covered hereby.

               THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. To approve the Agreement and Plan of Reorganization and Share Exchange dated January 19, 2006, among Mid-America Bancshares, Inc., Bank of the South and PrimeTrust Bank ("Share Exchange Agreement"), including the plan of Share Exchange contained in that contract, pursuant to which Mid-America Bancshares, Inc., will exchange 2.1814 shares of its common stock for each outstanding share of Bank of the South common stock, and 2.0 shares of its common stock for each outstanding share of PrimeTrust Bank common stock, and pay cash for fractional shares; and

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

2. To approve a proposal to adjourn the Special Meeting to a later date or dates in order to permit further solicitation of proxies to gain approval of the Share Exchange Agreement (the "proposal to adjourn"), in the event that there are not sufficient votes to constitute a quorum or approve the Share Exchange Agreement (including the plan of Share Exchange) at the time of the Bank of the South Special Meeting.

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the Special Meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ABOVE BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

DATED:                     , 2006
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DATED:                     , 2006
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                                        Signatures of Shareholder(s). Joint
                                        owners should each sign personally.
                                        Executors, administrators,  trustees,
                                        etc., should give full title and
[ ]  IF CHECKED, I PLAN TO ATTEND.      authority.